Exhibit 99.1

AppHarvest, a Pioneering Developer and Operator of Sustainable, Large-Scale Controlled Environment Indoor Farms, to Become a Public AgTech Company

•	AppHarvest has entered into a definitive business combination agreement with Novus Capital Corporation (Nasdaq: NOVS)
•	Transaction to provide $475 million of gross proceeds to the company, including $375 million fully committed common stock PIPE at $10.00 per share anchored by existing and new investors – including Fidelity Management & Research Company, Inclusive Capital and Novus Capital Corporation
•	Pro forma equity value of the merger is approximately $1.0 billion, at the $10.00 per share PIPE price and assuming minimal Novus shareholder redemptions
•	Transaction advances AppHarvest’s mission to redefine American agriculture and to build America’s AgTech capital in the heart of Appalachia through the development of several large-scale controlled indoor farms

MOREHEAD, KY – September 29 – AppHarvest (“the Company”), a developer and operator of large-scale, high-tech controlled environment indoor farms, and Novus Capital Corp. (Nasdaq: NOVS) (“Novus Capital”), a publicly-traded special purpose acquisition company, announced today a definitive agreement for a business combination that would result in AppHarvest becoming a public company. Upon closing of the transaction, the combined company will be named AppHarvest and is expected to remain listed on Nasdaq under a new ticker symbol. The combined company will be led by Jonathan Webb, AppHarvest’s Founder & Chief Executive Officer.

Company Overview

AppHarvest is redefining American agriculture by developing modern, large-scale and efficient indoor farms in Central Appalachia, a water-rich region strategically located within a day’s drive of approximately 70% of the U.S. population. AppHarvest has strong relationships with the leading agricultural and construction firms and universities in the Netherlands, the world’s leader in high-tech controlled environment indoor farms. The Netherlands, despite a land mass similar in size to Eastern Kentucky, is the world’s second-largest agricultural exporter behind only the United States due to its extensive network of controlled environment agriculture facilities. These relationships allow the Company to utilize the most recent proven technologies in an effort to sustainably increase crop yields, improve access to nutritious, non-GMO food, build a consistent and safe U.S.-grown food supply for national grocers, and increase investment in Appalachia. The Company operates a 60-acre controlled environment agriculture facility in Morehead, KY — one of the largest high-tech greenhouses in the world — and has an active development pipeline for additional large-scale indoor controlled environment farm projects.

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Upon the closing of the transaction, AppHarvest will retain its highly experienced management, a team of growers with over 140 years of agricultural experience, including 120 years of sustainable agriculture experience, a sustainability team with more than 40 years of experience; and construction managers who have successfully managed over $19 billion in projects.

In addition, AppHarvest announced that Peter C. Halt has joined the executive team as Chief Financial Officer. Mr. Halt is a seasoned finance professional with several years of experience as a publicly traded company CFO, most recently having served as the CFO for TiVo Corporation, up until its announced acquisition by Xperi Corporation.

AppHarvest Investment Highlights

•	Operates a 60-acre controlled environment agriculture facility in Morehead, KY — one of the largest high-tech greenhouses in the world — and has an active and robust development pipeline for future large-scale controlled environment indoor farm projects
•	First produce scheduled to be harvested, in early 2021, will be tomatoes, a crop that has seen imports rise to 60% of all fresh tomatoes available in U.S. stores
•	Designed to reduce water usage by 90% compared to traditional open-field agriculture and eliminate agricultural runoff
•	Aims to improve access to fresh non-GMO fruits and vegetables, as approximately 70% of the U.S. population is within a one-day drive of the Morehead, KY facility, which AppHarvest estimates will lower transportation costs compared to existing growers by up to 80%
•	Positioned to capitalize on the secular shift to plant-based foods, creating increased demand for locally grown, high-quality produce
•	Experienced leadership team and board of directors with experience in sustainable investing
•	Promoting sustainable change in agriculture as a Public Benefit Corporation, registered with Delaware, and a B Corporation, independently certified by the non-profit B Lab.
•	Long-term distribution agreement in place to reach top grocers in the United States

“We are excited to transition AppHarvest to a public company and raise nearly a half a billion dollars in the process,” said Jonathan Webb, Founder & Chief Executive Officer of AppHarvest. “This will allow us to pursue our mission of transforming agriculture. A mission that’s become even more important since the global pandemic exposed how a rapidly increasing reliance on imports jeopardizes food security. We now know that, to build a more resilient food system that meets our growing population demands, we must immediately start building controlled environment agriculture facilities, as these farms use far fewer resources to grow far more produce. We believe that this partnership with Novus Capital is a transformative transaction which will allow us to both rapidly scale our agriculture facilities, in pursuit of our goal to redefine American agriculture, and build the country’s AgTech capital within Appalachia. Together we can transform agriculture.”

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Bob Laikin, Chairman of Novus Capital, commented: “AppHarvest is a unique and compelling investment opportunity that is redefining American agriculture by improving access for all to fresh non-GMO produce, growing more with fewer resources, and creating an AgTech hub from within Appalachia. With significant tailwinds from heightened investor focus on ESG initiatives and the secular shift to plant-based foods, we believe AppHarvest is well-positioned to execute on its strategy for rapid growth and value creation.”

David Lee, Chief Financial Officer of Impossible Foods and AppHarvest Board Member, said, “AppHarvest is working to solve the critical need for a more resilient and sustainable food supply chain — both of which are fundamental to the future of farming, our food ecosystem and our ability to ensure food security. I believe the company is building a scalable business that could revolutionize the business of food production in the United States.”

Dave Chen, CEO of Equilibrium Capital and AppHarvest Board Member, commented, “Jonathan Webb is exceptional at getting big complex projects done fast and with the highest precision. He is the right leader for AppHarvest’s disruptive mission. Furthermore, with his leadership AppHarvest has drawn together some of the most talented individuals in the AgTech industry to drive the needed scale. I am extremely excited to see the fruits (or vegetables as the case may be!) of this team’s labors, as they execute on their plans to change food production in the United States.”

Martha Stewart, Founder of Martha Stewart Living Omnimedia and AppHarvest Board Member, said, “All Americans should believe in the AppHarvest mission to develop large-scale sustainable food production in the heart of Central Appalachia. Jonathan and his exceptional team are disrupting the food production ecosystem in the best way — to provide better, healthier food in a more sustainable manner.”

J.D. Vance, Narya Capital Partner and AppHarvest Board Member, said, “AppHarvest is developing a world-class food production ecosystem to benefit a majority of consumers in the United States, right here from Central Appalachia. This region offers tremendous resources in terms of location, and in terms of the skilled hardworking people of the region who make this incredible mission possible.”

Jeffrey Ubben, Founder and Managing Partner of Inclusive Capital Partners and AppHarvest Board Member, said, “Our investment platform is about leveraging capitalism and governance in pursuit of a healthy planet and the health of its inhabitants - and AppHarvest is perfectly aligned with this mission.”

Transaction Overview

The business combination values AppHarvest at a $1.0 billion pro forma equity value, at the $10.00 per share PIPE price and assuming minimal redemptions by Novus Capital shareholders. The transaction will provide $475 million of gross proceeds to the company, including $375 million fully committed common stock PIPE at $10.00 per share anchored by existing and new investors – including Fidelity Management & Research Company, Inclusive Capital and Novus Capital Corporation. Assuming minimal redemptions, it is anticipated that this transaction provides AppHarvest over $435 million of unrestricted cash at close, which will primarily be used to fund operations, including building additional high-tech controlled environment indoor farms, support growth and for other general corporate purposes. In addition, AppHarvest issued a $30 million convertible note to Inclusive Capital which funded on September 28, 2020. The proceeds of the convertible note will primarily be used to fund operations, including development of new high-tech controlled environment indoor farms, during the period prior to the close of this transaction. This note will convert to shares of AppHarvest’s common stock in connection with the close of this transaction.

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The Boards of Directors of each of Novus Capital and AppHarvest have unanimously approved the transaction. The transaction will require the approval of the stockholders of both Novus Capital and AppHarvest, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close late in the fourth quarter of 2020 or early in the first quarter of 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Novus Capital with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

Cowen is serving as sole placement agent and capital markets advisor, and Blank Rome LLP is serving as legal advisor to Novus Capital. Cowen is serving as financial advisor and Cooley LLP is serving as legal advisor to AppHarvest.

Investor Conference Call Information

Novus Capital and AppHarvest will host a joint investor conference call to discuss the proposed transaction Tuesday September 29, 2020 at 8:30am ET.

Interested parties may listen to the prepared remarks call via telephone by dialing (877) 425-9470, or for international callers, (201) 389-0878. A telephone replay will be available until October 13, 2020 by dialing (844) 512-2921, or for international callers, (412) 317-6671 and entering the passcode: 13710943.

About AppHarvest

AppHarvest is an applied technology company building some of the world’s largest indoor farms in Appalachia. The Company combines conventional agricultural techniques with cutting-edge technology and is addressing key issues including improving access for all to nutritious food, farming more sustainably, building a home-grown food supply, and increasing investment in Appalachia. The Company’s 60-acre Morehead, KY facility is among the largest indoor farms in the U.S. For more information, visit https://www.appharvest.com/.

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About Novus Capital Corporation

Novus Capital raised $100 million in May 2020 and its securities are listed on the Nasdaq under the ticker symbols “NOVS and “NOVSW.” Novus Capital is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Novus Capital is led by Robert J. Laikin and Larry Paulson, who have significant hands-on experience helping high-tech companies optimize their existing and new growth initiatives by exploiting insights from rich data assets and intellectual property that already exist within most high-tech companies. For more information please visit https://novuscapitalcorporation.com/.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this presentation, regarding Novus Capital’s proposed acquisition of AppHarvest, Novus Capital’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of AppHarvest and Novus Capital and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of AppHarvest and Novus Capital. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of Novus Capital or AppHarvest is not obtained; failure to realize the anticipated benefits of the proposed transaction; risks relating to the uncertainty of the projected financial information with respect to AppHarvest; risks related to the rollout of AppHarvest’s business and the timing of expected business milestones; the effects of competition on AppHarvest’s business; the amount of redemption requests made by Novus Capital’s stockholders; the ability of Novus Capital or AppHarvest to issue equity or equity-linked securities or obtain debt financing in connection with the proposed transaction or in the future, and those factors discussed in Novus Capital’s final prospectus dated May 15, 2020 under the heading “Risk Factors,” and other documents Novus Capital has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Novus Capital nor AppHarvest presently know, or that Novus Capital nor AppHarvest currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Novus Capital’ and AppHarvest’s expectations, plans, or forecasts of future events and views as of the date of this press release. Novus Capital and AppHarvest anticipate that subsequent events and developments will cause Novus Capital’s and AppHarvest’s assessments to change. However, while Novus Capital and AppHarvest may elect to update these forward-looking statements at some point in the future, Novus Capital and AppHarvest specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Novus Capital’s and AppHarvest’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Important Information for Investors and Stockholders

In connection with the proposed transaction, Novus Capital will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Novus Capital’s common stock in connection with Novus Capital’s solicitation of proxies for the vote by Novus Capital’s stockholders with respect to the proposed transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to AppHarvest’s stockholders in connection with the proposed transaction. After the Registration Statement has been filed and declared effective, Novus Capital will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Novus Capital, AppHarvest and the proposed transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Novus Capital through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: Novus Capital Corporation, 8556 Oakmont Lane, Indianapolis, IN 46260. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Novus Capital and its directors and officers may be deemed participants in the solicitation of proxies of Novus Capital’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Novus Capital’s executive officers and directors in the solicitation by reading Novus Capital’s final prospectus filed with the SEC on May 15, 2020, the registration statement / proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Novus Capital’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the registration statement / proxy statement relating to the business combination when it becomes available.

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Contacts:

Novus Capital Corporation

Investors Relations

Robert Laikin, Chairman

RobertJLaikin@gmail.com

AppHarvest

Investor Relations

John Mills and Melissa Calandruccio, CFA

AppHarvestIR@icrinc.com

Media Relations

Cory Ziskind and Keil Decker

AppHarvestPR@icrinc.com

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